EXHIBIT 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: American Realty Investors, Inc. Investor Relations Gene Bertcher (800) 400-6407 investor.relations@americanrealtyinvest.com

American Realty Investors, Inc. Reports Fourth Quarter and Full Year 2015 Results

Dallas (March 30, 2016) – American Realty Investors, Inc. (NYSE:ARL), a Dallas-based real estate investment company, today reported results of operations for the fourth quarter ended December 31, 2015. For the three months ended December 31, 2015, the Company reported net loss applicable to common shares of $1.6 million or $0.11 per diluted earnings per share, as compared to net income applicable to common shares of $26.7 million or $1.91 per diluted earnings per share for the same period ended 2014.

For the twelve months ended December 31, 2015, we reported a net loss applicable to common shares of ($3.2) million or ($0.21) per diluted earnings per share, as compared to a net income applicable to common shares of $28.8 million or $2.28 per diluted earnings per share for the same year ended 2014. The current year net loss applicable to common shares of ($3.2) million includes gain on land sales of $21.6 million, provision on the impairment of real estate assets of $5.3 million and net income from discontinued operations of $0.9 million, as compared to the prior year net income applicable to common shares of $28.8 million, which includes a gain on land sales of $0.6 million, and net income from discontinued operations of $37.9 million.

Rental and other property revenues were $104.2 million for the twelve months ended December 31, 2015. This represents an increase of $24.8 million, as compared to the prior year revenues of $79.4 million. This change, by segment, is an increase in the apartment portfolio of $14.7 million and increase in the commercial portfolio of $10.1 million. The increase in the apartment and commercial portfolios is mainly due to the acquisition of new properties. Our apartment portfolio continues to excel in the current economic conditions with occupancies averaging over 94% and increasing rental rates. We have been able to surpass expectations due to the high-quality product offered, strength of our management team and our commitment to our tenants. The increase in the commercial segment is also due to a high rise in the occupancy rate of the commercial complexes, in 2015 the average occupancy rate was over 86%. Our commercial portfolio is performing significantly better than in previous periods and we anticipate that it will continue to improve as the Company has been successful in attracting high-quality tenants and expects to continue to see the benefits of those new leases in the future. We continue to work aggressively to attract new tenants and strive for continuous improvement of our properties in order to maintain our existing tenants.

Property operating expenses were $54.0 million for the twelve months ended December 31, 2015. This represents an increase of $11.9 million, as compared to the prior year operating expenses of $42.1 million. This change, by segment, is an increase in the apartment portfolio of $7.4 million and increase in the commercial portfolio of $4.7 million. Within the apartment portfolio, there was an increase of $5.9 million in the acquired properties portfolio, and an increase $1.5 million in the same property portfolio. Within the commercial portfolio, there was an increase of $3.6 million in the acquired properties portfolio and an increase of $1.1 million in the same store properties. The increase in the apartment portfolio was due to the acquisition of new properties throughout the year. The increase in the commercial portfolio was due to an acquisition of a property within the year and an increase in real estate taxes.

Depreciation and amortization expenses were $21.4 million for the twelve months ended December 31, 2015. This represents an increase of $3.8 million as compared to prior year depreciation of $17.6 million. Within the apartment and commercial portfolios, the majority of this change is due to the acquisition of new properties and an increase in tenant improvements and repairs projects.

General and administrative expenses were $6.9 million for the twelve months ended December 31, 2015. This represents a decrease of $3.4 million, as compared to the prior year general and administrative expenses of $10.3 million. The majority of this change is due to decreases in legal expenses and franchise taxes in the current year.

The provision for impairment of notes receivable, investment in real estate partnerships, and real estate assets was $5.3 million for the year ended December 31, 2015. There was no provision for impairment expense in the prior year. For the year ended, the Company provided an impairment of $5.3 million for the golf course and related assets located in the U.S. Virgin Islands. This impairment relates to the decision to sell the development parcels in the U.S. Virgin Islands and the resultant decrease in the estimated fair value of the remaining assets.

Net income fee was $0.5 million for the twelve months ended December 31, 2015. This represents a decrease of $3.2 million, as compared to the prior year net income fee of $3.7 million. The net income fee paid to Pillar is calculated at 7.5% of net income.

Advisory fees were $9.8 million for the twelve months ended December 31, 2015. This represents an increase of $0.9 million, as compared to the prior year advisory fees of $8.9 million. Advisory fees are computed based on a gross asset fee of 0.0625% per month (0.75% per annum) of the average of the gross asset value.

Interest income was $16.7 million for the twelve months ended December 31, 2015. This represents a decrease of $3.4 million, as compared to the prior year interest income of $20.1 million. The majority of this decrease is due to the recognition of uncollectable interest in the prior year on notes receivable.

Other income was $4.1 million for the twelve months ended December 31, 2015. This represents an increase of $2.7 million as compared to the prior year other income of $1.4 million. The increase is primarily due to a property with a negotiated settlement of a debt with the lender.

Mortgage and loan interest expense was $47.5 million for the twelve months ended December 31, 2015. This represents an increase of $9.5 million, as compared to the prior year expense of $38.0 million. This change by segment is an increase in the apartment portfolio of $2.0 million, an increase in the commercial portfolio of $0.9 million, and an increase in the other portfolio of $6.6 million. Within the apartment and commercial portfolios, the majority of the increase is due to the acquisition of new properties, offset by loan refinancing at lower rates. Within the other portfolio, the majority of the increase is due to incurring new mezzanine debt obligations.

Loan charges and prepayment penalties were $5.0 million for the twelve months ended December 31, 2015. This represents an increase of $2.1 million, as compared to the prior year expense of $2.9 million. This change is mainly due to refinancing and prepayment penalties made on some of our existing loans.

Litigation settlement expenses were $0.4 million for the twelve months ended December 31, 2015. This represents an increase of $3.9 million, as compared to the prior year credit of $3.6 million. This variance is due to the settlement of a debt resulting in a gain of $3.5 million in the prior year.

Gain on land sales was $21.6 million for the twelve months ended December 31, 2015. In the current year, we sold approximately 595 acres of land in eleven transactions for a sales price of $107.3 million and recorded a gain of $18.9 million. In addition, we recognized $2.7 million in deferred gain from prior years' land sales.

About American Realty Investors, Inc.

American Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, shopping centers, and developed and undeveloped land. The Company invests in real estate through direct ownership, leases and partnerships and invests in mortgage loans on real estate. The Company also holds mortgage receivables. For more information, visit the Company's website at www.americanrealtyinvest.com.

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31, 2015	2014	2013
	(dollars in thousands, except per share amounts)		
Revenues:			
Rental and other property revenues (including $726, $701 and $670 for the year ended 2015, 2014 and 2013, respectively, from related parties)	$ 104,188	$ 79,412	$ 80,750
Expenses:			
Property operating expenses (including $770, $645 and $699 for the year ended 2015, 2014 and 2013, respectively, from related parties)	54,002	42,124	39,318
Depreciation	21,418	17,593	15,954
General and administrative (including $3,855, $3,628 and $3,646 for the year ended 2015, 2014 and 2013, respectively, from related parties)	6,893	10,282	7,919
Provision on impairment of notes receivable and real estate assets	5,300	-	18,980
Net income fee to related party	492	3,669	4,089
Advisory fee to related party	9,775	8,943	10,166
Total operating expenses	97,880	82,611	96,426
Operating income (loss)	6,308	(3,199)	(15,676)
Other income (expense):			
Interest income (including $15,859, $19,029 and $19,110 for the year ended 2015, 2014 and 2013, respectively, from related parties)	16,674	20,054	19,445
Other income	4,106	1,415	10,163
Mortgage and loan interest (including $3,774, $3,660 and $3,927 for the year ended 2015, 2014 and 2013, respectively, from related parties)	(47,512)	(37,972)	(39,110)
Loan charges and prepayment penalties	(4,965)	(2,854)	(5,557)
Loss on the sale of investments	(1)	(92)	(283)
Earnings from unconsolidated subsidiaries and investees	428	347	391
Litigation settlement	(352)	3,591	(20,313)
Total other expenses	(31,622)	(15,511)	(35,264)
Loss before gain (loss) on land sales, non-controlling interest, and taxes	(25,314)	(18,710)	(50,940)
Gain (loss) on land sales	21,648	561	(455)
Loss from continuing operations before tax	(3,666)	(18,149)	(51,395)
Income tax benefit (expense)	(517)	20,413	40,513
Net income (loss) from continuing operations	(4,183)	2,264	(10,882)
Discontinued operations:			
Income (loss) from discontinued operations	644	(3,557)	(2,634)
Gain on sale of real estate from discontinued operations	735	61,879	98,951
Income tax benefit (expense) from discontinued operations	(483)	(20,413)	(33,711)
Net income (loss) from discontinued operations	896	37,909	62,606
Net income (loss)	(3,287)	40,173	51,724
Net income (loss) attributable to non-controlling interests	1,327	(9,288)	(10,448)
Net income (loss) attributable to American Realty Investors, Inc.	(1,960)	30,885	41,276
Preferred dividend requirement	(1,216)	(2,043)	(2,452)
Net income (loss) applicable to common shares	$ (3,176)	$ 28,842	$ 38,824
Earnings per share - basic			
Loss from continuing operations	$ (0.27)	$ (0.71)	$ (2.07)
Income (loss) from discontinued operations	0.06	2.99	5.43
Net income (loss) applicable to common shares	$ (0.21)	$ 2.28	$ 3.36
Earnings per share - diluted			
Loss from continuing operations	$ (0.27)	$ (0.71)	$ (2.07)
Income (loss) from discontinued operations	0.06	2.99	5.43
Net income (loss) applicable to common shares	$ (0.21)	$ 2.28	$ 3.36
Weighted average common shares used in computing earnings per share	15,111,107	12,683,956	11,525,389
Weighted average common shares used in computing diluted earnings per share	15,111,107	12,683,956	11,525,389
Amounts attributable to American Realty Investors, Inc.			
Loss from continuing operations	$ (2,856)	$ (7,024)	$ (21,330)
Income (loss) from discontinued operations	896	37,909	62,606
Net income (loss)	$ (1,960)	$ 30,885	$ 41,276

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS

	December 31, 2015	December 31, 2014
	(dollars in thousands, except share and par value amounts)	
Assets		
Real estate, at cost	$ 954,390	$ 810,214
Real estate subject to sales contracts at cost, net of depreciation ($0 in 2015 and $2,300 in 2014)	49,155	19,026
Less accumulated depreciation	(150,038)	(129,477)
Total real estate	853,507	699,763
Notes and interest receivable		
Performing (including $125,915 in 2015 and $139,466 in 2014 from related parties)	137,280	149,484
Non-performing	-	3,161
Less allowance for estimated losses (including $15,537 in 2015 and $15,537 in 2014 from related	(17,037)	(18,279)
Total notes and interest receivable	120,243	134,366
Cash and cash equivalents	15,232	12,299
Restricted cash	45,711	49,266
Investments in unconsolidated subsidiaries and investees	8,365	4,279
Receivable from related party	28,147	21,414
Other assets	46,163	44,111
Total assets	$ 1,117,368	$ 965,498
Liabilities and Shareholders' Equity		
Liabilities:		
Notes and interest payable	$ 797,962	$ 638,891
Notes related to assets held for sale	376	1,552
Notes related to assets subject to sales contracts	6,422	18,616
Deferred revenue (including $70,892 in 2015 and $72,564 in 2014 from sales to related parties)	91,336	74,409
Accounts payable and other liabilities (including $7,236 in 2015 and $11,024 in 2014 to related parties)	44,383	52,442
	940,479	785,910
Shareholders' equity:		
Preferred stock, Series A: $2.00 par value, authorized 15,000,000 shares, issued and outstanding 2,000,614 and 2,461,252 shares in 2015 and 2014, respectively (liquidation preference $10 per share), including 900,000 shares in 2015 and 2014 held by ARL.	2,205	3,126
Common stock, $0.01 par value, authorized 100,000,000 shares; issued 15,930,145 and 14,443,404 shares and outstanding 15,514,360 and 14,027,619 shares in 2015 and 2014, respectively; including 140,000 shares held by TCI (consolidated) in 2015 and 2014.	156	141
Treasury stock at cost; 415,785 shares in 2015 and 2014, and 140,000 shares held by TCI (consolidated) as of 2015 and 2014.	(6,395)	(6,395)
Paid-in capital	109,861	108,378
Retained earnings	17,130	19,090
Total American Realty Investors, Inc. shareholders' equity	122,957	124,340
Non-controlling interest	53,932	55,248
Total equity	176,889	179,588
Total liabilities and equity	$ 1,117,368	$ 965,498